Exhibit 10.07

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*].

JOINT VENTURE AGREEMENT

by and between

AMYRIS, INC

AMYRIS BROTAS FERMENTAÇÃO DE PERFORMANCE LTDA.

and

RAÍZEN ENERGIA S.A.

São Paulo/SP May 10, 2019.

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is entered into on May 10, 2019 (the “Execution Date”), by and between

(1)	AMYRIS, INC, an entity incorporated in accordance with the laws of the State of California, United States of America, with its headquarters at 5885 Hollis Street, Suite 100, Emeryville, CA 94002, registered with the Brazilian Taxpayer Secretariat under number CNPJ 09.345.642/0001-05 (“Amyris”);

(2)	AMYRIS BROTAS FERMENTAÇÃO DE PERFORMANCE LTDA., a limited liability company organized and existing under the laws of Brazil, with its headquarters at Rodovia SP-197 Brotas/Torrinhas, south-west area, part 1, km 7,5, Fazenda Paraíso, CEP 17.380-000, Municipality of Brotas, State of São Paulo, Brazil, enrolled with the Brazilian Taxpayer Secretariat under CNPJ 30.832.226/0001-10 (“F&F Company”); and

(3)	RAÍZEN ENERGIA S/A, a corporation organized and existing under the laws of Brazil having its principal place of business at Avenida Brigadeiro Faria Lima, 4100, 11th floor, Itaim Bibi, Municipality of São Paulo, State of São Paulo, Brazil, enrolled with the Brazilian Taxpayer Secretariat under number CNPJ 08.070.508/0001-78 (“Raízen”),

(each a “Party” and together the “Parties”).

WHEREAS,

(A)	Amyris and Raízen entered into a non-binding Memorandum of Understanding (“MOU”), effective as of December 3rd, 2018 whereby they established the general terms and conditions regarding to (a) a potential commercial relationship by which Raízen would supply utilities, energy, sugar and land to Amyris or to its Affiliates for the construction and operation of the F&F Plant (as defined below) pursuant to the terms and conditions of this Agreement and of the F&F Operational Agreements (as defined below); and (ii) the possibility of the formation of the JV Company (as defined below) for the production and sale, of REBM through the construction and operation of certain manufacturing plants, including the REBM Plant (as defined below);

(B)	The F&F Company shall be used by Amyris to run and operate the F&F Plant (as defined below), and shall have one hundred percent (100%) of its corporate capital held by Amyris and/or its Affiliates on the Execution Date;

(C)	Upon satisfaction of the Conditions set forth in Section 5.1 of this Agreement (and without prejudice to Raízen’s right set forth in Section 5.8 of this Agreement), Amyris and Raízen have agreed to incorporate the JV Company, and execute the Shareholders’ Agreement and the JV Company Operational Agreements;

(D)	Amyris and Raízen will each own 50% (fifty per cent) of the issued and outstanding common Shares of the JV Company;

(E)	At Closing Amyris will own one hundred per cent (100%) of the issued preferred shares of the JV Company; and

(F)	Amyris and Raízen, having ascertained their mutual interest to cooperate in the pursuit of the objectives set forth in item “A” above have executed this Agreement in order to govern their relationship.

NOW, THEREFORE, the Parties agree, subject to the terms and conditions hereinafter set forth, as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1	For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

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Affiliate, in relation to a Party, means a company, partnership or other legal entity which Controls (as defined below), or which is Controlled by, or which is under common Control with, that Party, provided that, (i) the JV Company shall be deemed an Affiliate of Amyris and Raízen for the purposes of this Agreement, irrespective of the shared control that Amyris and Raízen have, directly or indirectly, over it; (ii) Raízen Energia S.A. ("RESA") and Raízen Combustíveis S.A. ("RCSA") shall be deemed the ultimate parent entities of the group of companies to which they belong; (iii) exclusively for the purposes of this Agreement, to the exclusion of any other purposes RESA and RCSA shall be deemed Affiliates of each other and their respective shareholders shall not be deemed Affiliates of either of them; and (iv) any information concerning any aspect of this Agreement that is disclosed to representatives of either RESA´s and/or RCSA´s shareholders shall not be deemed disclosed to an Affiliate but rather to such representatives in their capacity as either board members and/or advisers of RESA and RCSA and shall be used solely for the purposes of assisting RESA, RCSA or any of their Affiliates in their decision making process in respect of any aspect of this Agreement.

Agreement means this Agreement and its Schedules.

Amyris has the meaning ascribed to it in the preamble of this Agreement.

Amyris Biotecnologia means Amyris Biotecnologia do Brasil Ltda., a limited liability company organized and existing under the laws of Brazil, with its headquarters at the Municipality of Pradópolis, State of São Paulo, Fazenda São Martinho, Zona Rural, ZIP Code 14.850-000, Brazil, enrolled with the Brazilian Taxpayer Secretariat under CNPJ 12.065.083/0001-86.

Amyris’ Indemnified Parties has the meaning given to it in Section 10.2.

Amyris Technology means all know how, methods, processes, pathway, technology, inventions, expertise, trade secrets, techniques, specifications, formulations, formulae, combinations of components, and tangible and intangible information that Amyris has developed or otherwise owns or holds related to the conversion of sugars into RebM, using biotechnological routes, as described in Schedule 1 of this Agreement. For the sake of clarity, Amyris Technology includes RebM Strains and any future improvements to RebM Strains as well as the know-how necessary to use such RebM Strains to produce RebM, including but not limited to the fermentation method for processing the RebM, but shall not include any improvement specifically made by the JV Company on the RebM manufacturing process that does not directly or indirectly involve any aspect of the actual RebM Strains.

Antitrust Law has the meaning given to it in Section 5.1.1.

Applicable Law means any and all laws, rules, statutes, decrees, regulations, ordinances or orders valid and enforceable in Brazil, including all applicable public, environmental and competition laws and regulations; and any administrative decision, judgment and other pronouncement enacted, issued, promulgated, enforced or entered into by any Governmental Authority.

Board of Directors means the board of directors of the JV Company, appointed by Amyris and Raízen in accordance with the Shareholders’ Agreement.

Book Value per Quota means the F&F Company’s net asset value divided by the number of issued and outstanding quotas of the F&F Company.

Business means the production, sale and commercialization of REBM worldwide, except for the direct sale of REBM to Final Consumers, which shall be performed directly by Amyris in accordance with this Agreement.

Business Day means a day on which commercial banks are generally open for business in São Paulo and California.

Business Plan means the annual operating and financial plan of the JV Company, which shall be agreed between Amyris and Raízen preferably prior to the Closing Date for the period between the Closing Date up to and including the last day of the first Fiscal Year and which shall be drafted pursuant to the terms of this Agreement.

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By-Laws means the by-laws of the JV Company to be enacted at the general meeting of incorporation of the JV Company held on or prior to the Closing Date substantially in the form of the draft attached as Schedule 2.

CADE means the Administrative Council of Economic Defense.

Closing has the meaning given to it in Section 6.1.

Closing Date has the meaning given to it in Section 6.1.

Code of Conduct means the code of conduct of the JV Company which shall be agreed between Amyris and Raízen preferably prior to the Closing Date and which shall cover the same content as included in Raízen’s Code of Conduct attached herein as Schedule 3.

COGS means all total direct and indirect manufacturing costs of the JV Company including depreciation and amortization of production assets, it being agreed that (i) direct costs typically include, but are not limited to, (a) raw materials, feedstock, yeast, vitamins, nutrients, ingredients and chemicals, packaging and consumable materials (b) utilities such as electricity, steam, water, waste treatment, process and instrument air, refrigeration (c) cost of storage, management and disposal of all CMM Vinasse and all other waste and by-products; and (ii) indirect costs typically include, but are not limited to, (a) all labor and salary costs, including taxes and benefits, associated with the manufacturing and testing of products (b) all plant overhead costs, including but not limited to, administrative expenses, maintenance costs, laboratory supplies, safety expenses, rental fees, IT and telecom costs, and insurance. For the avoidance of doubt agency fees and commissions and supply costs to the port of shipment – when using FOB contracts, shall not be included in the calculation of COGS. A pro-forma calculation of COGS is included herein in Schedule 4.

Conditions has the meaning given to it in Section 5.1.

Confidential Information means:

(a)	the existence, contents, terms and conditions of the Transaction Documents; and

(b)	any information regarding JV Company and/or the F&F Company that is brought to the Parties´ attention in their capacity as shareholders of the JV Company; and

(c)	any data and/or information provided by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) either orally, in writing, electronically, in maps and/or drawings and/or any other format and/or information carried in media concerning the activities to be carried out by the Parties under the Transaction Documents, including any such data and/or information originating from or related to either JV Company, a Party´s Affiliate and/or, as applicable, their respective shareholders, service providers, third parties, or otherwise, either of a technical, marketing, commercial, contractual, financial/tax, legal and/or any other nature; and

(d)	any data and/or information, in any form and of any nature as provided for in (c) above, concerning any of the Parties, their Affiliates, and/or any entity in which a Party, directly or through its Affiliates, has an interest, of any nature and in any capacity.

Control means the ownership, or beneficial ownership, directly or indirectly through a series of legal entities, of fifty percent (50%) or more of common shares (or its equivalent) bearing voting rights in a company, partnership or other legal entity sufficient to permanently allow the controlling entity to appoint the majority of the directors (or equivalent) of the controlled entity, and “Controlling Party” shall be interpreted in the same manner. For the purposes of this Agreement the Parties agree that Cosan or its Affiliates and Shell or each Affiliates shall each deem to jointly control Raízen, and that for the purposes of change of control herein, either Shell or Cosan acquiring the shares of the other at Raízen shall not be deemed as a change of control of Raízen.

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Cosan means Cosan S.A. Indústria e Comércio or any other Affiliate of Cosan who holds the shares of Raízen Energia S.A. and/or Raízen Combustíveis S.A.

Defaulting Party has the meaning given to it in Section 11.3.

Defense Costs has the meaning given to it in Section 10.4(b).

Direct Claim has the meaning given to it in Section 10.4(a).

Director means a member of the Board of Directors.

Disclosing Party has the meaning given to it in the definition of Confidential Information in Section 1.1.

Dispute has the meaning given to it in Section 13.9.

Encumbrance means any charge, pledge, mortgage, encumbrance, option, deposit, usufruct, reservation of title, preemptive right, preferential right, fiduciary transfer or other third-party rights affecting the property, asset or right in question, or security interest of any kind, or promise, agreement or obligation to provide any of the above-listed items.

Event of Default means a breach by a Party of this Agreement and/or of the F&F Operational Agreements that has not been cured or remedied as provided for herein, including but not limited to provisions the breach of which this Agreement expressly provides as constituting an Event of Default, and which causes a Material adverse impact to the JV Company, to the Business, or to the other Party.

Event Subject to Indemnification has the meaning given to it in Section 10.4.

Execution Date means the date first indicated in the preamble of this Agreement.

Executive Committee means the board of officers of the JV Company.

FCPA has the meaning given to it in Section 7.2.

F&F Company has the meaning ascribed to it in the preamble of this Agreement.

F&F Energy Supply Agreement means the energy supply agreement to be entered into by Raízen or its Affiliates and the F&F Company on the present date substantially in the form of the draft attached to this Agreement as Schedule 5.

F&F Lease Agreement means the lease agreement to be entered into by Raízen and/or its Affiliates and the F&F Company on the present date substantially in the form of the draft attached to this Agreement as Schedule 6.

F&F Offer has the meaning given to it in Section 8.1.

F&F Operational Agreements means, collectively, the following agreements for the construction and operation by the F&F Company of the F&F Plant: (i) F&F Utilities Supply Agreement, (ii) F&F Lease Agreement, (iii) F&F Sugar Supply Agreement, and (iv) F&F Energy Supply Agreement.

F&F Plant means the flavors and fragrances plant co-located at Raízen’s Mill, which shall be built by Amyris and/or its Affiliates pursuant to the terms of this Agreement and to the specifications detailed in Schedule 7.

F&F Sugar Supply Agreement means the sugar supply agreement to be entered into by Raízen and the F&F Company on the present date substantially in the form of the draft attached to this Agreement as Schedule 8.

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F&F Utilities Supply Agreement means the utilities supply agreement to be entered into by Raízen and or its Affiliates and the F&F Company on the present date substantially in the form of the draft attached to this Agreement as Schedule 9.

Final Consumers means the end consumer of REBM and shall not include any Person who buys REBM to resell or use it as raw material, resource or input to any other businesses or commercial activities.

Fiscal Year means the period commencing on April 1 of any given year and ending on March 31 of the subsequent year

Governmental Authority means any court, whether tribunal or administrative, governmental or regulatory body, agency, commission, division, department, autarchy, organization, public body, State, municipality or other governmental authority (including the Brazilian judicial, legislative and executive branches) having jurisdiction over the Parties and/or the matters which are subject to this Agreement.

Gross Margin means Total Revenue minus COGs calculated monthly. A pro-forma calculation of which is included in Schedule 4.

Gross Margin Percentage means Gross Margin divided by Total Revenue. A pro-forma calculation of which is included in Schedule 4.

High Intensity Sweetener means substitutes or replacements for sugar with few or no calories regardless of their source (chemical, natural, fermentation or any other), but excluding (i) the existing commercial partnerships of Amyris and their related products listed in Schedule 10, in regards to [*] and (ii) [*] in other markets that are not competing with the JV REBM product or its derivatives.

HSSE Policy means the health, safety, security, and environment policy of the JV Company, which shall be agreed between the Parties preferably prior to the Closing Date.

ICC or Court has the meaning given to it in Section 13.9.1.

Indemnified Parties has the meaning given to it in Section 10.2.

Indemnifying Party has the meaning given to it in Section 10.4.

Insolvency Event means any of the following events, in respect of, and as such may be Material to, a Party

(a)	by reason of actual or anticipated financial difficulties; (i) is unable or admits inability to pay its debts as they fall due; (ii) suspends making payments on any of its debts; or (iii) commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness in an amount equal to or higher than USD$ 5,000.000.00 (five million US dollars), individually or in the aggregate;
(b)	any corporate action, legal proceedings or other procedure or step is taken by such Party or notice of which is given to the other Party, in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up (except for any winding-up petition that is vexatious or frivolous and is discharged, stayed or dismissed within fourteen (14) Business Days of commencement), dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to the relevant Party; or
(ii)	a composition, assignment or arrangement with any creditors of the relevant Party is not related to such Party´s business; or

[*] Certain portions denoted with an asterisk have been omitted.

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(iii)	the appointment of a provisional liquidator, a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of a Party or any of its assets; or
(c)	any analogous procedure or step is taken in any jurisdiction with respect to Party;

Intellectual Property Policy means the intellectual property policy of the JV Company which shall be agreed between Amyris and Raízen preferably prior to the Closing Date.

Intellectual Property Rights means any and all of the following, arising in any jurisdiction in the world registered or unregistered: (i) patents; (ii) industrial design; (iii) trademarks, service marks, trade names and trade dress; (iv) trade secrets, know-how and invention rights; (v) copyrights; (vi) software; (vii) plant variety protection; (viii) domain names, (ix) foreign equivalents of any of the foregoing; (x) any other intellectual property rights; (xi) registrations of, and applications for, any of the foregoing; and (xii) licenses and any goodwill to any of the foregoing.

JV Company means the corporation which Raízen and Amyris agree to incorporate, or cause to be incorporated, as provided for in Section 4.1 of this Agreement to explore the Business pursuant to the terms and conditions of this Agreement, the By-laws and the Shareholders’ Agreement.

JV Company Brand License Agreement means an agreement to be executed between Raízen and the JV Company, by means of which the JV Company shall be authorized to use Raízen’s brand which shall be agreed between Amyris and Raízen until the Closing Date.

JV Company Energy Supply Agreement means the energy supply agreement to be entered into by Raízen and/or its Affiliates and the JV Company on the Closing Date, it being agreed that (i) the commercial conditions of such agreement shall be agreed between Amyris and Raízen until the Closing Date; and (ii) the general terms and conditions of such agreement shall follow the draft of the F&F Energy Supply Agreement, duly adjusted to reflect the JV Company Business and the provisions of this Agreement.

JV Company Lease Agreement means the lease agreement to be entered into by Raízen and/or its Affiliates and the JV Company on the Closing Date it being agreed that (i) the commercial conditions of such agreement shall be agreed between Amyris and Raízen until the Closing Date; and (ii) the general terms and conditions of such agreement shall follow the draft of the F&F Lease Agreement, duly adjusted to reflect the JV Company Business and the provisions of this Agreement.

JV Company Operational Agreements means, collectively, the following agreements for the construction and operation by JV Company of the REBM Plant: (i) JV Company Utilities Supply Agreement, (ii) JV Company Lease Agreement, (iii) JV Company Sugar Supply Agreement, (iv) JV Company Energy Supply Agreement, (v) Shared Services Agreement, (vi) Offtake Agreement; and (vii) JV Company Brand License Agreement.

JV Company Sugar Supply Agreement means the sugar supply agreement to be entered into by Raízen and the JV Company at Closing Date it being agreed that (i) the commercial conditions of such agreement shall be agreed between Amyris and Raízen until the Closing Date; and (ii) the general terms and conditions of such agreement shall follow the draft of the F&F Sugar Supply Agreement, duly adjusted to reflect the JV Company Business and the provisions of this Agreement.

JV Company Utilities Supply Agreement means the utilities supply agreement to be entered into by Raízen and/or its Affiliates and the JV Company on the Closing Date it being agreed that (i) the commercial conditions of such agreement shall be agreed between Amyris and Raízen until the Closing Date; and (ii) the general terms and conditions of such agreement shall follow the draft of the F&F Utilities Supply Agreement, duly adjusted to reflect the JV Company Business and the provisions of this Agreement.

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JV Transaction means the actual incorporation of the JV Company on the Closing Date by Amyris and Raízen to operate the Business pursuant to the terms and conditions of this Agreement.

License means any licenses, permits, authorizations, consents or other approvals required by Applicable Law (especially any environmental laws) or by any Governmental Authority.

Long Stop Date means (including) December 31, 2019.

Losses means any and all damages, losses, amounts paid pursuant to judicial, administrative or arbitration decisions, costs and expenses, tax assessments, interest, fines and charges of any nature, including attorneys’ fees and deposits due to judicial and administrative proceedings, it being agreed that neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of, without limitation, loss of profit or business opportunities, and/or business interruptions.

Manual of Authority means the manual of authority of the JV Company which shall be agreed between Amyris and Raízen preferably prior to the Closing Date.

Marketing Policy means the marketing policy of the JV Company which shall be agreed between Amyris and Raízen preferably prior to the Closing Date.

Material means any amount, individually or in the aggregate, equal to or higher than five million Dollars (US$ 5,000,000.00).

MOU has the meaning given to it in Whereas (A).

Non-Compete Obligation has the meaning given to it in Section 12.1.

Non-defaulting Party has the meaning given to it in Section 11.3.

Notice has the meaning ascribed to it in Section 13.1.

Notice of Default has the meaning given to it in Section 11.3.

Offer Closing has the meaning given to it in Section 8.1.3.

Offer Notice has the meaning given to it in Section 8.1.1.

Offer Price has the meaning given to it in Section 8.1.2.

Offer Quotas has the meaning given to it in Section 8.1.1.

Officer means a member of the Executive Committee of the JV Company.

Offtake Agreement means an agreement between the JV Company and Amyris, by means of which the JV Company shall supply and Amyris shall purchase REBM to supply the Final Consumers or the REBM Contracts that Raízen determined that would not be contributed to the corporate capital of the JV Company in accordance with Section 6.4. The Offtake Agreement shall be executed substantially in the form of the draft attached to this Agreement as Schedule 11.

Party has the meaning ascribed to it in the preamble.

Person means any natural person, legal entity, firm, partnership, association, business or non-business company, corporation, joint venture, limited liability company, association, trust, unincorporated organization, pension fund, trust, Governmental Authority, investment fund or other entity, as well as any syndicate or group of two or more of such Persons acting as a syndicate or group for purposes of acquiring, holding or disposing of securities or other interests in any such Person.

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Policy has the meaning given to it in Section 7.3.

Potential Purchaser has the meaning given to it in Section 8.2.

Production Facility means the plant currently owned, directly or indirectly by Royal DSM N.V. and collocated with Raízen Paraíso mill at Brotas.

Raízen’ has the meaning given to it in the preamble of this Agreement.

Raízen Mill means the mill owned by Raízen in Barra Bonita, at Fazenda Pau d'Alho, Barra Bonita - SP, 17340-000 or any other mill that the Parties may agree to.

Raízen´s Indemnified Parties has the meaning given to it in Section 10.1.

REBM means Rebaudioside M (S. rebaudiana Bertoni) or any other stevia glycosides, including but not limited RebA, RebB, RebC, RebD.

RebM Strains means the strains molecules and pathways to produce RebM molecules (or any other stevia glycosides, including but not limited to RebA, RebB, RebC, RebD) from sugar, including future modifications.

REBM Contracts means the REBM sales contracts entered it by Amyris and/or its Affiliates up until the date of their contribution to the JV Company; except for the ones by which Amyris supplies REBM to Final Consumers entered into by Amyris or its Affiliates and which shall be contributed to the corporate capital of the JV Company pursuant to the terms of this Agreement.

REBM Plant means the plant co-located at Raízen’s Mill, which shall be built by the JV Company, or by Amyris and/or its Affiliates, in case of Section 5.8(ii), pursuant to the terms of this Agreement and to the specifications detailed in Schedule 7.

Receiving party has the meaning given to the definition of Confidential Information in this Section 1.1.

RCSA has the meaning ascribed to it in the definition of Affiliate.

Risk Policy means the Policy setting out the principles, terms and conditions for risk exposure and limits applicable for the JV Company in the conduct of the Business, to be agreed between Amyris and Raízen preferably prior to the Closing Date.

ROFR Offer Conditions has the meaning given to it in Section 8.2.1.

ROFR Offer has the meaning given to it in Section 8.2.

São Martinho Assets means the assets listed in Schedule 12 currently owned by Amyris Biotecnologia, located at the Municipality of Pradópolis, State of São Paulo, Fazenda São Martinho, Zona Rural, Zip Code 14.850-000, Brazil.

Selling Quotaholder has the meaning given to it in Section 8.2.1.

Shared Services Agreement means the shared services agreement to be entered into by Raízen and the JV Company on the Closing Date in a form to be agreed by the Parties.

Shareholders’ Agreement means the shareholders’ agreement of the JV Company to be entered into by Amyris and Raízen on the Closing Date substantially in the form of the draft attached to this Agreement as Schedule 13.

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Shares mean the issued and outstanding common and preferred shares of the capital stock of the JV Company.

Shell means Shell Brazil Holdings BV or any other Affiliate of Shell who holds the shares of Raízen Energia and/or Raízen Combustíveis S.A.

Technology License Agreement means the technology license agreement to be entered into by Amyris and the JV Company on the Closing Date related to the ownership and use of the intellectual property rights to be transferred to and/or developed by JV Company substantially in the form of the draft attached to this Agreement as Schedule 14.

Third-Party Claim has the meaning given to it in Section 10.4 (b).

Total Revenue means the net proceeds of the JV Company calculated as follows: [*]

Transaction means the transactions set forth in this Agreement, including the building and operation of the F&F Plant and the JV Transaction.

Transaction Documents means this Agreement, the Shareholders’ Agreement, the F&F Operational Agreements, the JV Company Operational Agreements and the Technology License Agreement, as well as any exhibits and attachments thereto.

Transaction Technology Yield means the (i) conversion rate of sugars to REBM in the fermentation process with a yield that is equal to or superior to [*] (ii) using Amyris Technology.

INTERPRETATION

1.2	All references to Sections, Recitals, and Schedules are, unless otherwise expressly stated, references to sections of, and Recitals and Schedules to, this Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4	Any reference to any statute, statutory instrument or contract, agreement or other similar arrangement in this Agreement shall be a reference to the same as amended, supplemented, re-enacted or replaced from time to time.

1.5	References to “include” or “including” are to be construed without limitation.

1.6	Unless the context otherwise requires, reference to the singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to all genders.

1.7	The Schedules form part of this Agreement. In the event of any conflict between the provisions of this Agreement and the Schedules, the provisions of this Agreement shall prevail.

SECTION 2
SCOPE OF THIS AGREEMENT

2.1	The purpose of this Agreement is to set forth the rights and obligations of each Party among themselves and before the JV Company and the F&F Company in relation to (i) the commercial relationship between the Parties regarding the F&F Operational Agreements and the construction and operation of the F&F Plant by Amyris, the F&F Company and/or its Affiliates; and (ii) the implementation of the Transaction, incorporation of the JV Company and development and

[*] Certain portions denoted with an asterisk have been omitted.

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development and operation of the Business by the JV Company, and the commercial relationship between the Parties regarding the JV Company Operational Agreements and the Technology License Agreement.

2.2	By entering into this Agreement, the Parties unconditionally and irrevocably agree, subject to Applicable Laws:

2.2.1	that the provisions of SECTION 3 shall become effective immediately after the Execution Date and that Amyris and/or the F&F Company shall (i) run the construction and operation of the F&F Plant in accordance with the industry’s best practices and in compliance with all Applicable Laws, this Agreement, the F&F Operational Agreements and in accordance with the terms and conditions of any applicable Licenses, agreements or contracts to which Amyris, and/or its Affiliates, is a party;

2.2.2	that Raízen and its Affiliates shall cooperate in good faith with Amyris and its Affiliates to fully comply with Section 2.2.1 above, especially, but not limited to the performance of the F&F Operational Agreements;

2.2.3	as of the Closing Date the Parties´ relationship as shareholders of the JV Company shall be governed by the provisions of this Agreement, the By-laws and the Shareholders’ Agreement in respect of all matters requiring shareholders, Board of Directors, and/or Executive Committee approval and which are relevant for the carrying out of the JV Company’s Business and the pursuit of its objectives; and

2.2.4	that it is of the essence of this Agreement that, in their capacity as shareholders, they shall endeavor to generate value for the JV Company and the Business by their mutual cooperation and contribution in their respective areas of expertise within the scope of the Business, including but not limited to the JV Company Operational Agreements and the Technology License Agreement.

SECTION 3
F&F PLANT AND F&F COMPANY

3.1	F&F Plant. The Parties agree that, as from the present date, Amyris and/or the F&F Company shall be fully and exclusively responsible to build, construct and operate the F&F Plant co-located at Raízen Mill. As from the present date and as provided in this Agreement, Amyris, the F&F Company and/or its Affiliates shall be responsible to, in the most expeditious and efficient manner, comply with the terms and conditions of the Licenses and the laws and regulation applicable to F&F Plant.

F&F Operational Agreements. The F&F Company and Raízen shall also execute on the present date the F&F Operational Agreements and Raízen shall allow the construction and operation of the F&F Plant co-located at Raízen Mill pursuant to the terms of this Agreement and the F&F Operational Agreements. The Parties agree that all such F&F Operational Agreements shall be performed and shall be effective pursuant to its terms and conditions without prejudice to Sections 5.4, 5.8 and 5.9.

SECTION 4
THE JV COMPANY

4.1.	JV Company

4.1.1.	JV Company shall be a corporation incorporated in Brazil governed by Law N. 6.404/76, the By-laws and the Shareholders’ Agreement.

4.1.2.	The corporate name of the JV Company shall be R & A Adoçantes S.A. and the JV Company’s headquarters shall be located at São Paulo State.

4.1.3.	As of the Closing Date, JV Company shall have an issued share capital of R$5.000.000,00 (five million Brazilian reais) represented by 5.000.000 (five million) common Shares of R$ 1.00 (one Brazilian Real) each held as follows:

(a)	2.500.000 (two million and five hundred thousand) common Shares held by Raízen;

(b)	2.500.000 (two million and five hundred thousand) common Shares held by Amyris.

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4.1.4.	Preferred Shares: On or prior to June 30, 2020, the JV Company shall issue 1000 (one thousand) preferred Shares pursuant to the terms and conditions of the Shareholders’ Agreement, which shall all be held by Amyris.

4.1.5.	Capitalization. The common shares shall be paid-in by Amyris and Raízen in cash pursuant to the terms of the Shareholders’ Agreement and the Business Plan, in Brazilian Reais, and the preferred shares shall be paid-in by Amyris and or/its Affiliates by means of the contribution of the REBM Contracts pursuant to Section 6.4 and to the terms of the Shareholders’ Agreement, which REBM Contracts are hereby acknowledged by both Amyris and Raízen as intangible assets that may be evaluated in monetary terms and thus be contributed to the corporate capital of the JV Company, in accordance with Applicable Law.

4.1.6.	The business of the JV Company is as described in SECTION 7 and in further detail in its By-laws.

4.1.7.	The JV Company shall be entitled to use Amyris Technology as per the terms and conditions of the Technology License Agreement.

4.1.8.	The JV Company shall be entitled to use Raízen brand in its operations, in accordance with the terms and conditions of the Brand License Agreement.

SECTION 5
CONDITIONS TO THE JV TRANSACTION

5.1	The closing of the JV Transaction shall be subject to the following conditions precedent (“Conditions”):

5.1.1	CADE’s approval of the JV Transaction, which shall be considered obtained (a) if CADE’s General Superintendence decision of unconditional approval under the terms of Article 57, item I, of Law nº 12.529/11 (“Antitrust Law”) is not challenged by third parties nor called back by CADE’s Administrative Tribunal until 15 days after being published in the official gazette pursuant to Article 65, items I and II, of the Antitrust Law and Article 162 of CADE’s Internal Rules or (b) when CADE’s Administrative Tribunal definitely decides to approve the JV Transaction without conditions under the terms of Article 61, caput, of the Antitrust Law and its final decision is published in the official gazette, it being agreed that such antitrust approval shall be carried out pursuant to the provisions of Section 5.10 below;

5.1.2	the REBM production and sales verified at the Production Facility achieves a Gross Margin Percentage of a minimum of [*] and the Transaction Technology Yield is verified in a monthly average for a period of at least two consecutive months of REBM production, with a minimum volume per month of [*] of REBM.

5.1.3	the representations and warranties provided by the Parties below shall be true, legitimate, accurate, correct and complete in all aspects on the Closing Date, as reflected in a certificate to be issued by the Parties on the Closing Date;

5.1.4	the Parties shall not have violated any provision of this Agreement or any of the provisions of the F&F Operational Agreements which causes a Material adverse impact to the JV Company, to the Business, or to the other Party or its Affiliates; and

5.1.5	inexistence of any temporary restraining order, preliminary or permanent injunction or other order in effect issued by a Governmental Authority prohibiting or preventing the consummation of the JV Transaction.

5.2	The Parties agree that the Condition set forth in Section 5.1.2 above shall inure to the benefit of Raízen only, who shall waive or not such Condition at its sole discretion and that Amyris shall not claim such Condition in order to not proceed with the Closing of the JV Transaction.

5.3	Waiver or Fulfillment of Conditions The Parties may, but shall not be obliged to, to the fullest extent permitted by

[*] Certain portions denoted with an asterisk have been omitted.

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Applicable Law, waive one or more of their respective Conditions for the Closing of the JV Transaction at its sole discretion. Upon fulfillment of all Conditions (or waiver by the Party entitled to, as the case may be), the Closing of the JV Transaction shall take place as agreed upon in Section 6.1.

5.4	Long Stop Date. In case any of the Conditions is not fulfilled or waived until the Long Stop Date, the JV Transaction shall be deemed immediately and automatically terminated and cancelled (without prejudice to any of the F&F Operational Agreements, which shall remain in full force and effect in accordance with their terms), for all legal purposes, except if the Parties mutually agree in written to extend the term for fulfillment of the pending Condition(s) Precedent.

5.4.1	Notwithstanding the above, in case the Conditions of Sections 5.1.2 and 5.1.4 are not satisfied due to willful misconduct or gross negligence of Amyris (to be determined according to Section 13.9), the Parties agree that (i) all F&F Operational Agreements may be terminated by Raízen at its sole discretion; (ii) Amyris shall not have the right to build and operate the REBM Plant; and (iii) Raízen shall be entitled to receive a non-compensatory fine in the amount equivalent to US$ 5.000.000,00 (five million dollars).

5.5	Verification of the Conditions. The Parties shall keep each other informed as to the progress towards the satisfaction of the Conditions and shall disclose in writing to the other Party anything which shall or may prevent the Conditions from being satisfied on or before the Long Stop Date, as soon as reasonably practicable upon such matter coming to the notice of such Party. The Parties shall each notify the other promptly upon becoming aware that any of the Conditions have been fulfilled and deliver evidence of the same.

5.6	The Parties also agree that Raízen shall have the right to conduct, by itself or by a third party contractor, a technical due diligence on Amyris’ Technology in order to verify the fulfillment of the Condition mentioned in Section 5.1.2 above and Amyris shall cooperate with Raízen for this purpose by providing all documents, information, measures, books and records to be agreed between the Parties, necessary for such verification, as well as, to the extent permitted by Royal DSM, providing access to the Production Facility and its personnel.

5.7	Notice for Closing. Upon fulfillment of all Conditions (except as regards such condition(s) precedent waived by the Party entitled to, as the case may be), and provided that Raízen has not exercised its right pursuant to Section 5.8 below, Raízen shall notify Amyris to proceed with the Closing pursuant to Section 6 below.

5.8	Raízen’s right not to proceed with the Closing if all the Conditions are met. The Parties agree that Raízen may choose, at its sole and exclusive discretion, not to carry out the JV Transaction and not to proceed with the Closing even if all the Conditions are duly and timely met, in which case the Parties agree that the following provisions shall apply.

(i)	all the F&F Operational Agreements executed shall be maintained valid and effective for their respective terms.

(ii)	Amyris and/or its Affiliates shall be entitled to build and operate the REBM Plant at Raízen Mill and Raízen and/or its Affiliates shall guarantee the execution of the JV Company Operational Agreements (except for the Offtake Agreement and the JV Company Brand License Agreement) to Amyris and/or its Affiliates for the term of 20 (twenty) years (renewable for equal period pursuant to mutual consent) as from the date Raízen notifies its intention not to proceed with the Closing. For the avoidance of doubt, in this case, Amyris and/or its Affiliates shall be fully and exclusively responsible to build, construct and operate the REBM Plant at Raízen Mill and shall comply with the same provisions of Section 3.1 for the REBM Plant.

5.8.1	Amyris hereby acknowledge that Raízen’s right to withdraw from the Closing pursuant to this Section has been extensively negotiated between the Parties and represent fair and equitable commitment of the Parties in relation to this matter and that the provisions of this Section 5.8 represent fair compensation for the withdrawal from Raízen of the Closing.

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5.9	Amyris Refusal to Close. If Amyris refuses to perform the Closing of the JV Transaction after completion (or waiver by Raízen) of the applicable Conditions, the Parties agree that it shall be deemed a breach of this Agreement (such breach to be determined in accordance with Section 13.9) and in addition to any other penalties that may be applicable under law and this Agreement: (i) all F&F Operational Agreements may be terminated by Raízen at its sole discretion; (ii) Amyris shall not have the right to build and operate the REBM Plant; and (iii) Amyris shall pay to Raízen a non-compensatory fine in the amount of 5.000.000,00 (five million dollars).

5.10	Antitrust Approval. In order to complete the Condition set forth in Section 5.1.1 above, as promptly as practicable but no later than sixty (60) calendar days from the date of this Agreement, and as may thereafter be required, the Parties shall cooperate with one another and file all notifications, applications, and registrations required under the Antitrust Law, including but not limited to filing the properly completed form according to Cade’s Resolution No. 2 as of May 29th, 2012 with CADE. Raízen will be responsible for the preparation of the antitrust filing, coordinating necessary action, conducting the case and monitoring the respective antitrust proceeding. The Parties will negotiate in good faith the fulfilment of any requirements made by CADE to obtain Antitrust Approval. Amyris shall have full access to antitrust filing documentation and the right to review and approve it before filing with CADE.

5.10.1	Each Party shall bear the costs of their respective external legal counsels representing them before CADE. Costs related to the filing fee and potential economic consulting and/or economic studies or opinions shall be shared equally among the Parties. The Party that gives cause to any incidental fine applied by CADE during the proceeding shall be liable for that fine.

5.11	Neither Party will be held liable for any Losses arising out of the decision by CADE rejecting the JV Transaction, except in case of willful non-fulfillment of CADE´s requirements.

SECTION 6
CLOSING OF THE JV TRANSACTION AND POST-CLOSING MEASURES

6.1	Closing. The closing of the JV Transaction shall take place at Raízen’s head offices located at Avenida Brigadeiro Faria Lima, 4100, 11th floor, Itaim Bibi, Municipality of São Paulo, State of São Paulo, Brazil, at 10 am five (5) Business Days after receipt of the notice sent pursuant to Section 5.7 above (“Closing Date”) unless another place and time is agreed upon in writing between the Parties, when the Parties shall carry out and/or execute and/or deliver the following actions and documents, which shall all be deemed to have occurred simultaneously for the purposes hereunder (“Closing”):

6.1.1	Confirmation of Representations and Warranties and Conditions. The Parties shall deliver to each other a written statement confirming that (a) the representations and warranties granted to each other hereby remain true, legitimate, accurate, correct and complete on the Closing Date; and (b) all Conditions that each of the Parties should have completed until the Closing Date have been fulfilled (or waived, as the case may be);

6.1.2	Incorporation of the JV Company. Execution by Amyris and Raízen of minutes of a general meeting of shareholders in the form substantially equal to the draft attached hereto as Schedule 2 providing for the (a) incorporation of the JV Company; (b) adoption of the By-laws; (c) subscription of the Shares by Amyris and Raízen; and (d) election of the members of the Board of Directors of the JV Company, all pursuant to this Agreement, the By-laws and to the Shareholders’ Agreement;

6.1.3	Registration of Shares in the Book of Registry of Shares. The Shares shall be registered in the Book of Registry of Shares of the JV Company on the name of Amyris and Raízen;

6.1.4	Election of the Officers. Execution of the minutes of Board of Directors for (i) the election of the Officers of the JV Company; (ii) approval of the Business Plan of the JV Company; and (iii) approval of the Policies to be adopted by the JV Company all pursuant to this Agreement, the By-laws and to the Shareholders’ Agreement;

6.1.5	JV Company Operational Agreements. Raízen and/or its Affiliates will execute with the JV Company the JV Company Operational Agreements;

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6.1.6	Technology License Agreement. Amyris and/or its Affiliates will execute with the JV Company the Technology License Agreement.

6.1.7	Shareholders’ Agreement. Amyris and Raízen will enter into the Shareholders´ Agreement, which shall (i) be registered in the Book of Registry of Shares of the JV Company in relation to the Shares encumbered by it; and (ii) filed at the headquarters of the JV Company for the purposes of Article 118 of Law 6.404/76.

6.2	Cooperation. The Parties shall cooperate in good faith with each other and the JV Company (or third parties indicated by them) including, but not limited to, by undertaking to execute any document and provide all necessary assistance and information necessary to allow the performance of any obligation under this Agreement for the Closing.

6.3	Further Measures. The Parties shall carry out the filing of the corporate acts of the JV Company within 15 (fifteen) Business Days as from the Closing Date, as well as make all filings, submissions, and registries before any and all Governmental Authorities as required by Applicable Law.

6.4	Contribution of REBM Contracts. Within six (6) months as from the Closing Date, Amyris and/or any of its Affiliates shall contribute the REBM Contracts to the JV Company. Such REBM Contracts shall then be performed by the JV Company and its rights and obligations shall be transferred to the JV Company as from their contribution. Before such contribution, Amyris and or its Affiliates shall give Raízen full access to analyze such REBM Contracts and all related documents and information in order to determine if such REBM Contract shall be contributed to the JV Company. If Raízen determines that one or more REBM Contracts shall not be contributed to the JV Company, Amyris and/or its Affiliates will be automatically authorized to continue performing such REBM Contracts outside the scope of the JV Company.

6.5	Acquisition of São Martinho Assets. Within (sixty) 60 days after the incorporation of the JV Company, Amyris and Raízen shall make a capital increase of the Company, to be subscribed and paid-in in cash proportionally to their equity interest in the Company, in the total amount in Reais equivalent to US$ 9,000,000.00 (nine million dollars) (“Subsequent Capital Contribution). The proceeds of the Subsequent Capital Contribution shall be used by the JV Company to pay for the acquisition from Amyris or its Affiliates of the São Martinho Assets in the total amount of US$ 3,000,000.00 (three million dollars), as well as to pay for the expenses related to the removal and transportation of the São Martinho Assets from Fazenda São Martinho to REBM Plant. The JV Company will bear the costs of the removal and transportation of the São Martinho Assets up to the limit of the Subsequent Capital Contribution and any amount that exceeds such limit will be discussed by the Parties.

6.5.1	The São Martinho Assets shall be transferred to the JV Company free and clear of any Encumbrances, together with all benefits and rights attaching thereto and with all the corresponding documents related to such assets including operating manuals and handbooks, certificates, guarantees and instructions. The Parties hereby undertake to sign any necessary documents reflecting the assignment and the transfer of the São Martinho Assets to the JV Company and to execute or take all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments or do or cause to be done such further acts as may necessary or appropriate to sell, assign, transfer, convey and deliver to the JV Company all of the São Martinho Assets. All such actions shall be at no further cost or expense of the JV Company.

6.5.2	The Parties agree that all liabilities or obligations directly or indirectly related to the São Martinho Assets, prior to their transfer to the JV Company, (whether absolute, accrued, contingent, known, unknown or otherwise) of any nature whatsoever shall be borne exclusively by Amyris and Amyris shall be responsible and indemnify the JV Company for any and all Losses suffered in relation to the São Martinho Assets.

SECTION 7
BUSINESS OF THE JV COMPANY, BUSINESS PLANS, PROTOCOLS

Scope of the Business

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7.1	As described in more detail in the By-laws, the main purpose of the JV Company shall be the production, sale and commercialization of REBM worldwide, except for the direct sale to Final Consumers, which shall be performed directly by Amyris in accordance with this Agreement (the “Business”).

Business Plan

7.2	The Business Plan shall include (a) a strategic and operating plan for the development of the JV Company; (b) a financial business plan including a consolidated profit and loss statement for the previous Fiscal Year, and a cash flow outlook including working capital and investment requirements; (c) a management proposal on the objectives and top priorities for the following year; (d) details of capital expenditure and investment requirements; (e) a detailed annual capital and operational expenditure and investment budget; (f) a balance sheet forecast; (g) a management report giving business objectives for the following year; and (h) a financial report which will include an analysis of the estimated results of the JV Company for the previous Fiscal Year compared with the Business Plan for that year, identifying variations in revenues, costs, and other material items.

Amyris and Raízen agree to carry on the Business in good faith and in accordance with applicable laws, industry best practice, and international guidelines, including those on corporate governance, anti-corruption, and sustainability. In particular, without limitation, the JV Company will (and Amyris and Raízen will exercise all rights available to them, including voting, to ensure that the JV Company will) comply with the US Foreign Corrupt Practices Act (the “FCPA”), the UK Anti-Bribery Act (the “UKBA”), Brazilian Law 12.846/13, and any other applicable regulations relating to anti-bribery as well as any applicable sanctions or embargoes imposed on any person, company or country by the United States of America and/or the European Union. The Board of Directors of the JV Company will be responsible for adopting and supervising the implementation of appropriate internal Policies to ensure compliance with this Section.

Policies

7.3	The JV Company shall implement written policies setting out the parameters of the decision-making processes of the Board of Directors and the Executive Committee and the protocols to be followed by the JV Company in the conduct of the Business (each a “Policy”).

7.4	On and from the Closing Date, the JV Company shall have the following Policies:

7.4.1	the Marketing Policy;

7.4.2	the Risk Policy;

7.4.3	the Manual of Authority;

7.4.4	the HSSE Policy;

7.4.5	the Code of Conduct; and

7.4.6	Intellectual Property Policy

7.5	A Policy may be amended from time to time, or a new Policy implemented, with the approval of the Board of Directors in accordance with the Shareholders’ Agreement.

SECTION 8
F&F OFFER

8.1	F&F Offer

8.1.1	Immediately after the Closing of the JV Transaction and for a period of 18 (eighteen) months as from the Closing Date, Raízen may offer to acquire quotas of the F&F Company equivalent to ten percent (10%) of its voting capital at the date of such offer (the “Offer Quotas”) by serving to Amyris a written notice (an “Offer Notice”) stating its willingness to purchase such Offer Quotas (“F&F Offer”);

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8.1.2	The F&F Offer shall be priced at the Book Value per Quota of each Offer Quota (“Offer Price”);

8.1.3	If the Parties agree on the related terms and Amyris expressly accepts the F&F Offer within forty-five (45) Business Days of receipt of the Offer Notice, Amyris and Raízen shall implement and carry out the closing of the F&F Offer by paying the Offer Price and executing all necessary documents, corporate books or amendments to articles of association of F&F Company and taking any other necessary measure to carry out and transfer the Offer Quotas to Raízen (“Offer Closing”).

Within a period mutually agreed by Amyris and Raízen, counted as of receipt of the Offer Notice by Amyris, Raízen shall have the right to conduct, by itself or by a third party contractor, a due diligence on the F&F Company and Amyris and the F&F Company shall cooperate with Raízen for this purpose by providing all necessary documents, information, measures, books and records to be agreed between the Parties.

8.1.4	The Parties shall cooperate with each other to take all such actions as may be required by any Applicable Law, the articles of association of the F&F Company, and this Agreement to give effect to the F&F Offer. Amyris’ acceptance of the F&F Offer shall not be deemed mandatory in any circumstance, nor a condition to the effectiveness of this Agreement, the F&F Operational Agreements or the JV Company Operational Agreements.

8.2	Right of First Refusal. Amyris shall not dispose of, or in any other way transfer to third parties (“Potential Purchaser”), directly or indirectly (except if otherwise permitted by this Agreement), its quotas of the F&F Company and/or the business or significant assets of the F&F Company, including the F&F Plant, in whole or in part, without first offering them to Raízen (“ROFR Offer”), which shall have the right of first refusal in acquiring them, under equal conditions to those of the Potential Purchaser. For purposes of this Section, Amyris will be permitted to transfer its quotas of the F&F Company or the assets of the F&F Company to any Amyris Affiliate(s), under any type of corporate reorganization, provided that (i) such quotas and/or assets remain under the direct or indirect Control of Amyris; and (ii) Amyris and the assignor remains solely liable before Raízen for all purposes of this Agreement.

8.2.1	Notice of Existence of Offer. The offer mentioned in Section 8.2 shall be expressed by written notice from Amyris (“Selling Quotaholder”) to Raízen, stating the number of quotas or assets being sold, the price to be paid, the payment term and method, the guarantees to be provided, other conditions of the proposed sale or transfer, the name of the Potential Purchaser and a copy of the transaction documents (“ROFR Offer Conditions”).

8.2.2	Notice of Exercise. During ten (10) Business Days following the receipt of the notice mentioned in Section 8.2.1 above, Raízen must inform in writing to the Selling Quotaholder whether or not it will exercise its right of first refusal for the acquisition of the ROFR Offer.

8.2.3	Sale to Third Parties. If Raízen does not exercise its right of first refusal, the Selling Quotaholder shall be free to sell all of the quotas and/or assets detailed in the ROFR Offer to the Potential Purchaser, during the subsequent forty-five (45) Business Days, under the ROFR Offer Conditions. If the period of forty-five (45) Business Days has lapsed without the occurrence of the sale, and the Selling Quotaholder receives another offer to once again sell its quotas and/or the assets of the F&F Company, it must reinitiate the procedure set forth herein.

SECTION 9
REPRESENTATIONS AND WARRANTIES

9.1	Amyris and the F&F Company hereby jointly and severally on behalf of itself and its Affiliates represents and warrants that the following statements are true, accurate and complete on the date hereof, and shall be true, accurate and complete on the Closing Date and (i) as provided in Section 9.1.5 below on the date of contribution of the REBM Contracts to the JV Company; (ii) as provided in Section 9.1.7 below on the Offer Closing; and (iii) as provided in Section 9.1.8 below on the date of transfer of the São Martinho Assets to the JV Company

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9.1.1	Authority; Execution; Enforceability. Amyris is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement and has full capacity to execute this Agreement, perform its obligations, as well as to consummate the JV Transaction. This Agreement constitutes a legal, valid and binding obligation of Amyris enforceable against it and its successors, according to the terms contained herein.

9.1.2	No Conflicts; Consents. The execution of the Transaction Documents by Amyris and the F&F Company, as well as the completion of the Transaction (and the performance of all of the Amyris’ and F&F Company’s other obligations provided for therein) does not result in any breach of an obligation or right, or constitute fraud in the execution or against creditors by virtue of (i) any legally binding agreement or other arrangement, verbal or written, to which any of Amyris or the F&F Company is a party to, (ii) any court decision of any nature or instance or (iii) any Applicable Law, decree, ruling or regulation applicable to Amyris or to the F&F Company. The execution of the Transaction Documents, as well as the completion of the Transaction (and the performance of all of the Amyris’ and F&F Company’s other obligations provided for therein) also does not (i) result in any breach or violation of or default under, give rise to a right of termination or acceleration of any obligation under, allow for the amendment of or result in the imposition of any additional obligations or loss of rights under any contract to which any of Amyris or the F&F Company is a party to or whereby any of its properties or assets is bound; nor (ii) violate any Law or license applicable to or held by Amyris or the F&F Company or any properties or assets owned or used by Amyris or the F&F Company; or (iii) result in the creation of any Encumbrance upon any of the quotas held by Amyris in the F&F Company. No consent or approval must be obtained from any third party, competent Government Authority or any court, administrative agency or commission or other Government Authority by Amyris or by the F&F Company regarding the execution of and compliance with this Agreement, as well as regarding the consummation of the Transaction, except for CADE’s approval.

9.1.3	Intellectual Property. The operations and activities of the F&F Company and the Intellectual Property Rights under the Technology License Agreement, to the best of its knowledge, do not and shall not in the future infringe on, misappropriate or otherwise violate any Intellectual Property Rights of any other Person or shall require the payment of any royalty, fees or other payments to any other Person. Amyris or the F&F Company, as applicable, own all such Intellectual Property Rights.

9.1.4	Sufficient Capital. Amyris and the F&F Company have sufficient financial resources and capacity to carry out all payments and perform all obligations under the Transaction Documents and to support any and all of its obligations hereunder and will continue to have sufficient financial capacity to carry on its activities after such obligations have been complied with. There is no act or fact, nor, to the best of their knowledge, any threatened action or proceeding affecting Amyris or the entities pertaining to Amyris’ economic group that could be expected to affect the Transaction or the financial condition or operations of Amyris and the F&F Company, including insolvency, winding up, bankruptcy, or similar proceedings.

9.1.5	REBM Contracts. The REBM Contracts were executed in accordance with Applicable Law and are in full force and effect at this date prior to the assignment of the REBM Contracts to the JV Company, Amyris and/or its Affiliates shall have complied in all respects with the provisions, and have not been notified of any default or received any request for termination, of each such REBM Contracts, to which Amyris and/or its Affiliates had given cause. Neither Amyris or its Affiliates or any other party to any such REBM Contracts shall have breached or defaulted thereunder any of the REBM Contracts and Amyris or its Affiliates shall not have waived any right under any such REBM Contracts, and there shall be no unresolved disputes thereunder. The JV Transaction and/or the contribution of such REBM Contracts to the JV Company shall not give rise to a right of termination or acceleration of any obligation under, allow for the amendment of or result in the imposition of any additional obligations or loss of rights under any such REBM Contracts and Amyris and/or its affiliates have not been notified of any default or received any request for termination of such REBM Contracts.

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9.1.6	Compliance. Amyris and/or its Affiliates have not (nor, to their knowledge, has any agent, representative or other person acting on their behalf (a) corruptly made, offered or agreed to make or offer any loan, gift or other payment, directly or indirectly, whether in cash or in kind, for the use or benefit of a government official for the purposes of influencing any act or decision of such government official in its official capacity, or inducing such government official to do or omit to do any act in order to obtain or retain business or otherwise to secure any improper advantage such that, if Amyris or any of its Affiliates or any of their respective directors, officers, shareholders, employees, representatives or agents were: (i) United States persons, such action would constitute a violation of the FCPA; or (ii) nationals of the United Kingdom, would constitute an offense under the United Kingdom Bribery Act of 2010, or (iii) nationals of Brazil, would constitute an offense under Brazilian Law 12.846/13, or (b) otherwise breached any other applicable regulations relating to anti-bribery as well as any applicable sanctions or embargoes imposed on any person, company or country.

9.1.7	F&F’s Authority; Execution; Enforceability. The F&F Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement and has full capacity to execute this Agreement, perform its obligations, as well as to consummate the Transaction. This Agreement constitutes a legal, valid and binding obligation of the F&F Company, enforceable against it and its successors, according to the terms contained herein. Amyris and/or its Affiliates are the holders and lawful owners of the quotas representing one hundred percent (100%) of the corporate capital of the F&F Company, which are free and clear of any Encumbrances.

9.1.8	São Martinho Assets. The São Martinho Assets exist and are fully and rightfully owned by Amyris and/or its Affiliates, and have been acquired or produced by Amyris and/or its Affiliates, have been declared and are allocated in the appropriate accounts of Amyris and/or its Affiliates in accordance with the Applicable Law and are free and clear of any Encumbrance as of this date and prior to their assignment to the JV Company. The São Martinho Assets (i) are in good conditions of use; (ii) have been property maintained by Amyris since their respective acquisition; (iii) do not require any sort of special maintenance, other than the ordinary maintenance to keep its good conditions of use and the necessary modifications to adapt them to the JV Company scope; and (iv) do not have any kind of defect that could impair their normal utilization by the JV Company. Amyris have been complying with any and all obligations required by any Applicable Laws, and/or the respective acquisition agreements to have full and unlimited access and use of the warranty rights granted by the respective sellers of the São Martinho Assets. The JV Transaction and/or the contribution of the São Martinho Assets to the JV Company shall not give rise to any claim or request related to or questioning the ownership of those assets, trigger or accelerate any guarantee granted by Amyris and/or its Affiliates and shall not impose any additional obligations or loss of rights of Amyris and/or its Affiliates anyhow related to the São Martinho Assets. Amyris and/or its Affiliates have not been notified of any event or received any request or claim related to the ownership of the São Martinho Assets as of this date and up to the date the São Martinho Assets are assigned to the JV Company.

9.2	Raízen hereby represents and warrants that the following statements are true, accurate and complete on the date hereof and on the Closing Date and on the Offer Closing:

9.2.1	Authority; Execution; Enforceability. Raízen is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement and has full capacity to execute this Agreement, perform its obligations, as well as to consummate the Transaction. This Agreement constitutes a legal, valid and binding obligation of Raízen, enforceable against it and its successors, according to the terms contained herein.

9.2.2	No Conflicts; Consents. The execution of the Transaction Documents by Raízen, as well as the completion of the JV Transaction (and the performance of all of Raízen other obligations provided for therein) does not result in any breach of an obligation or right, or constitute fraud in the execution or against creditors by virtue of (i) any legally binding agreement or other arrangement, verbal or written, to which Raízen is a party to, (ii) any court decision of any nature or instance or (iii) any Applicable Law, decree, ruling or regulation applicable to Raízen. The execution of the Transaction Documents, as well as the completion of the JV Transaction (and the performance of all of Raízen’s other obligations provided for therein) also does not (i) result in any breach or violation of or default under, give rise to a right of termination or acceleration of any obligation under, allow for the amendment of or result in the imposition of any additional obligations or loss of rights under any contract to which Raízen is a party to or whereby any of its properties or assets are bound; nor (ii) violate any Law or license applicable to or held by Raízen or any properties or assets owned or used by Raízen. No consent or approval must be obtained from any third party, competent Governmental Authority or any court, administrative agency or commission or other Governmental Authority by Raízen regarding the execution of and compliance with this Agreement, as well as regarding the consummation of the JV Transaction, except for CADE’s approval.

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9.2.3	Sufficient Capital. Raízen has sufficient financial resources and capacity to carry out all payments and perform all obligations under the Transaction Documents and to support any and all of its obligations hereunder and will continue to have sufficient financial capacity to carry on its activities after such obligations have been complied with. There is no act or fact, nor any threatened action or proceeding affecting Raízen or the entities pertaining to Raízen’ economic group that could be expected to affect the JV Transaction or their financial condition or operations, including insolvency, winding up, bankruptcy, or similar proceedings.

9.2.4	Compliance. Raízen and/or its Affiliates have not (nor, to their knowledge, has any agent, representative or other person acting on their behalf (a) corruptly made, offered or agreed to make or offer any loan, gift or other payment, directly or indirectly, whether in cash or in kind, for the use or benefit of a government official for the purposes of influencing any act or decision of such government official in its official capacity, or inducing such government official to do or omit to do any act in order to obtain or retain business or otherwise to secure any improper advantage such that, if Raízen or any of its Affiliates or any of their respective directors, officers, shareholders, employees, representatives or agents were: (i) United States persons, such action would constitute a violation of the FCPA; or (ii) nationals of the United Kingdom, would constitute an offense under the United Kingdom Bribery Act of 2010, or (iii) nationals of Brazil, would constitute an offense under Brazilian Law 12.846/13,; or (b) otherwise breached any other applicable regulations relating to anti-bribery as well as any applicable sanctions or embargoes imposed on any person, company or country.

SECTION 10
INDEMNIFICATION

10.1	Amyris Indemnity Obligation. Amyris and the F&F Company jointly and severally agree to, indemnify, defend and hold Raízen, the JV Company, the F&F Company (in this case only after the F&F Offer Closing) as the case may be, their Affiliates and each of their respective officers, directors, employees, agents and representatives (“Raízen’s Indemnified Parties”) harmless from and against any and all Losses, as set forth in this Agreement and as effectively suffered or incurred by Raízen Indemnified Parties as a result of:

(a)	any violation, inaccuracy, misrepresentation, untruthfulness or breach of any representation or warranty made by Amyris and/or the F&F Company in this Agreement;

(b)	any breach non-compliance or failure to perform any covenant by Amyris and/or the F&F Company of any obligation contained in this Agreement;

(c)	any facts, omissions or actions performed, occurred or related to Amyris and its Affiliates occurred prior to or after the Closing Date and that may affect the JV Company and/or other Raízen’s Indemnified Parties;

(d)	any facts, omissions or actions performed, occurred or related to Amyris and its Affiliates or the São Martinho Assets occurred until their transfer to the JV Company, even if the effects thereof materialize only after such transfer;

(e)	any facts, omissions or actions performed, occurred or related to Amyris and its Affiliates, the F&F Company and/or the F&F Plant occurred until the Offer Closing, even if the effects thereof materialize only after the Offer Closing; and

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(f)	in case the Offer Closing occurs, any eviction which may affect the validity and/or effectiveness of the transfer of the ownership of the Offer Quotas.

10.2	Raízen Indemnity Obligation. Raízen agrees to indemnify, defend and hold Amyris, the JV Company, as the case may be, their Affiliates and each of their respective officers, directors, employees, agents and representatives (“Amyris’ Indemnified Parties” and together with the Raízen’s Indemnified Parties, the “Indemnified Parties”) harmless from and against any and all Losses, as set forth in this Agreement and as suffered or incurred by Amyris´ Indemnified Parties as a result of:

(a)	any violation, inaccuracy, misrepresentation, untruthfulness or breach of any representation or warranty made by Raízen contained in this Agreement;

(b)	any breach, non-compliance or failure to perform any covenant by Raízen of any obligation contained in this Agreement; and

(c)	any facts, omissions or actions performed, occurred or related to Raízen and its Affiliates occurred prior to or after the Closing Date and that may affect the JV Company and/or other Amyris’ Indemnified Parties.

10.3	Restrictions to the Parties’ Indemnification Obligations. Without prejudice to any other limitation under this Agreement, the Parties shall be exempt from any indemnification obligation pursuant to this SECTION 10 in relation to any amount of a Loss that has been fully reimbursed, indemnified, or compensated in any other way, including indemnifications received due to insurance coverage or by any other third-parties, but excluding any self-insurance or similar self-coverage.

10.4	Indemnity Procedures. If any Indemnified Party seeks indemnification of facts which give rise to obligations to indemnify pursuant to Sections 10.1 or 10.2, as applicable (“Event Subject to Indemnification”), the Indemnified Party shall promptly notify the other responsible party for indemnification (the “Indemnifying Party”) of any claim for which indemnification may be payable, specifying in detail the nature of the claim and the amount of the related Loss or an estimate thereof when determinable and attaching all relevant documentation relating thereto, including a copy of the notice document received by any third-parties in case of a Third-Party Claim (the “Indemnification Notice”). In any case the Indemnification Notice shall be sent within the earlier of (i) 15 (fifteen) Business Days from the date on which the Indemnified Party became aware of such claim and/or condition which could give rise to a Loss or; (ii) in case of a Third-Party Claim, one third (1/3) of the term available for presenting defense. Failure by the Indemnified Party to notify the Indemnifying Party within the periods set forth in this Section 10.4 will not release the Indemnifying Party from its obligation to indemnify the Indemnified Party for the Losses related to such Claim, except to the extent that the Indemnifying Party is objectively prejudiced thereby or is not able to file the proper defense to a Third-Party Claim as a result of the lack of time.

(a)	If an Event Subject to Indemnification shall arise and such event does not involve any third-party (a “Direct Claim”), the Indemnifying Party shall send a written response to the Indemnified Party in which the Indemnifying Party states its intention to either (i) pay the amount involved or commence any required remedial measures in connection with the Event Subject to Indemnification; (ii) refuse to consider the event as an Event Subject to Indemnification; or (iii) discuss the matter. In case of item (iii), the Indemnifying Party and the Indemnified Party shall discuss the issues involved during a period of thirty (30) Business Days from the receipt of the Indemnification Notice, and if they reach an agreement, any payment required thereby shall be made by the Indemnifying Party to the Indemnified Party as agreed between them and pursuant to Section 10.5. In case of item “ii” above or, if the Parties do not reach an agreement after discussion between them in case of item “iii” above, then the Indemnified Party may commence, at its option, any required action to pursue its rights and remedies.

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(b)	If an Event Subject to Indemnification shall arise and such event involves any third party (“Third-Party Claim”), the Indemnifying Party shall have the right to assume the defense (at its own expense) of such claim through counsel of its own choice by so notifying the Indemnified Party. The Indemnifying Party response shall be given within two thirds (2/3) of the term available for presenting defense and shall indicate its intention either to (i) pay the amount involved; (ii) assume the defense of the litigation or proceeding with the counsel of its choice (in which case, the Indemnifying Party shall be responsible for all costs, expenses, legal and court fees, any guaranties which may be required to be paid, advanced or deposited for the respective defense (“Defense Costs”), and the Indemnified Party shall have the right to retain its own counsel at its own expense to monitor the defense); or (iii) not assume the defense of the litigation or proceeding. If the Indemnifying Party does not notify the Indemnified Party of its decision to assume the defense of a Third-Party Claim within the proper time, or if the Indemnifying Party expressly does not assume the defense of the litigation or proceeding and denies the existence of an Event Subject to Indemnification, the Indemnified Party shall carry on the defense of the litigation or proceeding diligently and no settlement or agreement nor any appeal may be waived by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Party that assumes the defense shall be entitled to: (i) the cooperation of the other Party in preparing the defense; (ii) a reimbursement of all Defense Costs in the event the Third-Party Claim effectively becomes a Loss to the Indemnified Party. The indemnified Party agrees to provide the Indemnifying Party with access to all of the Indemnified Party files, information and records concerning said defense and to grant to the attorneys appointed by the Indemnifying Party all necessary powers-of-attorney to allow the defense of the Third-Party Claim assumed by the Indemnifying Party.

10.4.1	The Parties agree that if the JV Company is a Party and has been duly notified of a Third-Party Claim that may be regarded as an Event Subject to Indemnification, then the Parties agree that the JV Company shall always be the one to take all actions to defend this Third-Party Claim, without prejudice to the obligation of the Indemnifying Party to indemnify the Indemnified Parties as the case may be. In this case the claim shall be conducted in cooperation with the Indemnifying Party, who may appoint (at their own cost) any legal advisor in addition to the one(s) appointed by the JV Company.

10.5	Obligation to Indemnify. Subject to the other provisions of this SECTION 10, any amount due under the terms of this SECTION 10 related to any Loss effectively incurred (including the corresponding Defense Costs) shall be paid by the Indemnifying Party to the Indemnified Party as follows: (i) if related to a Third-Party Claim, within the fifteen (15) Business Days following the receipt by the Indemnifying Party of a written notice from the Indemnified Party informing about the Loss, it being agreed that any indemnification shall be due only and after final and non-appealable court or arbitral decision in relation to the Third-Party Claim; and (ii) in the event of a Direct Claim, (a) within fifteen (15) Business Days as from the agreement in writing of the Indemnifying Party to be liable for the requested indemnification; or (b) within fifteen (15) Business Days as from the end of the arbitral proceeding provided in this Agreement. Any such indemnifications to be paid by the Indemnifying Party shall be adjusted by the IGPM/FGV variation between the date in which the Losses were incurred and the date of the actual payment to the Indemnified Party.

10.5.1	When the Loss has been suffered by the JV Company and/or by the F&F Company (after the Offer Closing) the Indemnifying Party shall, at its discretion, indemnify the JV Company or the F&F Company in the full amount of the Loss, or indemnify the other Party, in the proportional amount of equity held by such Party. When the Loss has been suffered directly by the Indemnified Parties that are not the JV Company or the F&F Company, then the Loss shall be fully indemnified to such Indemnified Party.

10.6	Mitigate Losses. Parties undertake to act in good faith in the event any Loss occurs, as to mitigate in each case, the amount of any Losses to be indemnified by the other Party. In this sense, Parties shall in good faith to (i) avoid performing acts, omissions, and/or letting or making facts or events occur which could cause Losses indemnifiable, (ii) in the event any event triggering Losses occurs, remedy or mitigate the amount of any Losses to be indemnified; and (iii) receive full indemnification under any insurance policy that covers any Loss under this Agreement or seek full indemnification before any responsible third-party for the relevant Loss, undertaking to take all necessary judicial or arbitration measures to receive such indemnification.

10.7	Payment of Indemnification and Gross Up. Any amounts paid in connection with this Section shall be made to hold the Indemnified Party harmless with respect to the Losses incurred, with the transfer of amounts necessary for reinstating the Indemnified Party to the status quo ante. In that respect, the payments of any indemnification shall be made taking into account any possible deduction of any Taxes imposed on the receipt of such amounts and/or on their transfer to the relevant party, with the gross-up of such amounts when necessary.

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SECTION 11
TERMINATION

11.1	The Parties agree that this Agreement may only be terminated or rescinded under this Agreement following the date hereof and before the Closing:

(a)	by the written agreement of the Parties;

(b)	by the non-affected Party, where the other Party suffers an Insolvency Event;

(c)	if the Conditions are not satisfied or waived by the Long Stop Date;

(d)	by the Non-defaulting Party (as defined in Section 11.3 below) in its sole discretion, where the Defaulting Party commits an Event of Default and fails to rectify it following receipt of a Notice of Default in accordance with Section 11.3 below.

11.1.1	For the avoidance of doubt Raízen may also terminate this Agreement in accordance with Section 5.8.

11.2	The JV Company may be terminated and/or wound up pursuant to the terms and provisions set forth in the Shareholders’ Agreement.

11.3	Where a Party (the “Defaulting Party”) commits an Event of Default, the other Party (the “Non-defaulting Party”) may serve written notice on the Defaulting Party (a “Notice of Default”) requiring the Event of Default to be rectified to the reasonable satisfaction of the Non-defaulting Party within a period of 30 (thirty) Business Days (or such longer period as the Non-defaulting Party may in its sole discretion specify) after the date of the Notice of Default

11.4	Surviving Terms. The following provisions shall survive the termination of this Agreement, including early termination:

a)	the confidentiality provisions of Section 13.10;
b)	the F&F Operational Agreements and the JV Company Operational Agreements in the case of Section 5.8; and
c)	Indemnification obligations provided for in SECTION 10, which shall remain in full force for 10 years as from the date of this Agreement.

SECTION 12
NON-COMPETE AND NON SOLICIT

12.1	If the Closing occurs, the Parties undertake that they shall not, and shall procure that their Affiliates shall not, directly or indirectly, either on their own account or through third parties (whether as owner, quotaholder, shareholder, investor, partner, joint venture, consultant, employee, agent, services provider, distributor, licensor or otherwise), conduct activities similar or identical to the Business, as carried out by the JV Company at the corresponding time, other than through the JV Company (the “Non Compete Obligation”). For clarification purposes, (i) the Non-Compete Obligation shall also include the production, sale and commercialization, directly or indirectly, either on their own account or through third parties (whether as owner, quotaholder, shareholder, investor, partner, joint venture, consultant, employee, agent, services provider, distributor, licensor or otherwise) of any High Intensity Sweetener; and (ii) this Section shall not apply to the REBM Contracts not contributed to the corporate capital of the JV Company as per Section 6.4.

12.2	Notwithstanding the provisions above, Amyris may continue to research and develop any High Intensity Sweeteners, as long as it complies with the provisions of Section 12.1 above.

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12.3	The Non-Compete Obligation shall be valid [*] and binding on the Parties on and from the Closing Date and shall survive for five (5) years as from the date on which either Party ceases to have any direct or indirect equity in the JV Company.

12.4	As from the Closing Date and for a period of 5 (five) years following the exit of each Party of the corporate capital of the JV Company, the Parties shall not, directly or indirectly, either on their own account or through third parties (whether as owner, quotaholder, shareholder, investor, partner, joint venture, consultant, employee, agent, services provider, distributor, licensor or otherwise), solicit or entice away from the JV Company, offer employment to, or offer or encourage to conclude any contractual services with, any person who at any time on or after the date of this Agreement is an employee occupying position of manager or above, of the JV Company. This obligation shall not apply in the event the respective person approaches a Party without being personally solicited or encouraged by or on behalf of a Party but in response to a general advertisement for employment in a periodical, journal, website or similar venue, in which case the respective Party may offer to employ such person in accordance with the purpose of such approach or general advertisement.

SECTION 13
MISCELLANEOUS

13.1	All costs and expenses incurred by each Party in connection with the preparation, execution and delivery of this Agreement and the other agreements referred to herein shall, unless otherwise expressly agreed in writing between the Parties, be borne exclusively by the Party that incurred such costs.

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing, in English (except for documents and/or information received from third-parties attached that may be attached to such notices), and delivered in person or by courier service or by e-mail provided that the other Party provides confirmation of complete and error free transmission, and addressed to such Parties as designated below (“Notices”). Oral communication does not constitute notice for the purposes of this Agreement and telephone numbers of the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the Business Day following receipt of the originating notice. "Received" for the purposes of this Section shall mean actual delivery of the notice to the address, including electronic address as applicable, of the Party to be notified as specified in this Section. Each Party shall have the right to change its address at any time and/or designate that copies of all such Notices be directed to another Person at another address, by giving at least five (5) Business Days written Notice thereof to all other Parties.

RAÍZEN

Avenida Brigadeiro Faria Lima nº 4100, 11th floor

São Paulo, State of São Paulo, Brazil

Telephone:

For the attention of

Email:

AMYRIS or the F&F Company

5885 Hollis Street, Suite 100

Emeryville, CA 94608.

Telephone:

For the attention of

Email:

13.1.1	Any Notice hereunder shall be deemed sufficiently given and received at the time of receipt, if delivered by hand, sent by registered mail or courier service, or, if delivered by email or fax, on the date the other Party receives transmission thereof, free of any transmission error.

13.1.2	Each Party shall, immediately upon receipt of any Notice given hereunder, acknowledge receipt thereof by any of the means under this Section 13.1, whenever requested to do so by the sender, provided that the lack

[*] Certain portions denoted with an asterisk have been omitted.

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of such acknowledgment shall not prejudice the validity of any notice given in accordance with this Section 13.1.

13.2	The waiver of any provision of this Agreement by a Party shall not be valid unless in writing and signed by authorized officers of such Party. The waiver by any Party in any instance of the other Party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances of noncompliance.

13.3	Neither this Agreement nor any provision hereof may be amended in any manner except by an instrument in writing which refers to this Agreement and is executed by each one of the Parties.

13.4	All Schedules referred to in, or relating to, this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein and shall be an integral part hereof. Unless otherwise expressly provided in the text hereof, all references to this Agreement shall be considered to include this Agreement and its Schedules.

13.5	The provisions of this Agreement and its Schedules, (i) set forth the entire agreement and understanding of the Parties as to the subject matter hereof; and (ii) supersede all prior agreements, oral or written, and all other communications between the Parties relating to the subject matter hereof, including, but not limited to, the MOU. In the event of any conflict or discrepancy between the provisions of this Agreement and those of the other Transaction Documents (i) first, the provisions of this Agreement shall prevail over the provisions of all other Transaction Documents; (ii) second, the provisions of the Shareholders Agreement shall prevail over the provisions of the other Transaction Documents (except over this Agreement); and (ii) third, the provisions of the Technology License Agreement shall (to the extent permitted by Applicable Law) prevail over the provisions of all other Transaction Document (except over this Agreement and the Shareholders Agreement).

13.6	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the other Party, except as otherwise specifically provided herein. None of the conditions, clauses, rights and obligations arising under this Agreement, except as otherwise expressly set forth, shall function to bind other companies, divisions, business units or businesses comprising the respective business groups of each Party.

13.7	Should any provision of this Agreement be held to be definitively unenforceable by a competent court under the applicable law, (i) the Parties hereto shall in good faith adopt such measures as are legally permitted and reasonable, so as to actually effect their intent under such provision; and (ii) in any event, the legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.8	This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the Applicable Law.

13.9	Prior to submitting any Dispute (as defined below) to the procedures of this Section 13.9, the Parties commit to act in good faith to settle the matter amicably by referral to the members of the relevant Parties´ senior executive teams, who shall seek to settle the matter within thirty (30) days of the Dispute being so referred. Any dispute, controversy or claim regarding the existence, construction, validity, interpretation, enforceability or breach of this Agreement (a “Dispute”) shall be subject to the following provisions.

13.9.1	Any Dispute that is not resolved amicably by the Parties in accordance with Section 13.9 shall be settled finally and exclusively by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC” or the “Court”), which shall administer the arbitration.

13.9.2	The arbitration shall be heard, conducted and decided by an arbitral tribunal composed of three (3) arbitrators. The arbitral tribunal shall be constituted in accordance with the Rules of Arbitration, except that the president of the arbitral tribunal shall be jointly appointed by the two (2) co-arbitrators appointed by the parties to the arbitration. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one party refuses to appoint its arbitrator within said thirty (30) Business Day period, the appointing authority for the implementation of any such procedures shall be the chairperson (or its equivalent) of the Court, who shall appoint independent arbitrators who do not have any financial or other interest in the dispute, controversy or claim. All decisions and awards issued by the arbitral tribunal shall be made by majority vote.

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13.9.3	Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(a)	the seat of the arbitration shall be the City of São Paulo, SP, Brazil, location where the arbitral award shall be rendered;

(b)	the arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(c)	the arbitrator(s) shall be and remain at all times wholly independent and impartial;

(d)	the arbitration proceedings shall be conducted under the Rules of Arbitration of the ICC in effect on the date the arbitration is initiated;

(e)	the costs of the arbitration proceedings (including contractual attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s) considering the liability of each party to the arbitration for its payment, in proportion to its success in the arbitral proceedings; the Arbitral Tribunal shall not have jurisdiction to impose non-prevailing party’s attorney fees (honorários advocatícios de sucumbência);

(f)	the arbitral award shall be in writing; be final and binding without the right of appeal; be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; be made and promptly paid, free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the party resisting such enforcement;

(g)	the award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the maximum rate permitted by law;

(h)	judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and

(i)	the arbitration shall proceed in the absence of a party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a party to answer or appear, but the arbitrators shall require the party who is present to submit such evidence as the arbitrators may determine is reasonably required to make an award.

13.10	In connection with the Parties obligations under this Agreement and their role as shareholders of the JV Company and/or any other related activity to be carried out by the Parties under this Agreement, each Party agrees to disclose to the other Party, subject to the terms and conditions of this Section 13.10, certain Confidential Information which is either proprietary, commercially sensitive or subject to confidentiality obligations with third parties but may be allowed to be disclosed under the confidentiality terms and conditions contained herein.

13.10.1	For the avoidance of doubt, it is understood and agreed by the Parties that the scope of this Section 13.10 is to preserve the confidentiality and restricted right of use of the Confidential Information by the Parties, their Affiliates and their respective directors, officers, employees, agents, professional consultants, financiers and any other third parties having authorized access to Confidential Information in accordance with the terms and conditions of this Agreement, which under no circumstance shall be divulged, disclosed or discussed by any of the aforementioned persons in any manner whatsoever in view of its confidential and price and commercially sensitive nature to the Parties.

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13.10.2	In consideration of the disclosure by a Disclosing Party of Confidential Information to a Receiving Party, the Receiving Party agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, including by means of oral disclosures, photocopy or reproduction, without the Disclosing Party’s prior written consent, other than as permitted by this Agreement.

13.10.3	Confidential Information excludes, and the obligations of confidentiality and limitations on use will not apply to information and/or data which:

(a)	the Receiving Party can reasonably prove to be of its knowledge as of the date of disclosure hereunder, except with respect to its knowledge regarding the Parties´ intention to enter into this Agreement, which information shall be considered Confidential Information for the purposes hereof;

(b)	is already in possession of the public as of the date of disclosure hereunder or becomes available to the public after such disclosure other than through the act or omission of the Receiving Party;

(c)	is required to be disclosed under Applicable Law, under the laws of the jurisdiction under which the JV Company is incorporated, under the applicable rules or regulations of any stock exchange where the Parties may have their shares listed, or by a governmental and/or court order, decree, regulation or rule (provided that the Receiving Party shall, to the extent legally permitted, give written notice to the Disclosing Party prior to such disclosure and shall exercise its best endeavors in order to make any such persons or entities to whom Confidential Information is disclosed aware of the confidential nature of any such information); and/or

(d)	is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the Receiving Party.

13.10.4	Subject to confidentiality undertakings no less stringent that the ones in this Agreement being entered into in writing between the Receiving Party and any of the persons listed below, the Receiving Party may disclose Confidential Information to (a) any Receiving Party´s Affiliates, shareholders and/or entities in which the Receiving Party may hold an interest, who have a clear need to know in order to assist the Receiving Party in developing any activity under this Agreement; (b) professional consultants, advisers or agents retained by the Receiving Party for the purpose of evaluating the Confidential Information; and (c) any bank, financial institution or any other entity with whom the Receiving Party may be negotiating financing for its participation in any activity related to this Agreement, provided that, the Parties, as among themselves, expressly accept and agree to bear all consequences and liabilities deriving from any breach of the provisions of this Section 13.10 by any of the persons referred to in items (a) to (c) above as if it was a breach committed by the Party itself.

13.10.5	The Receiving Party shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. No Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of the provisions of this Section 13.10, including, without limitation, loss of profit or business opportunities, and/or business interruptions, however same may be caused.

13.10.6	The Parties shall be entitled to the remedies of injunction, specific performance and any other means of preventive relief, for any threatened or actual breach of the confidentiality obligations under this Agreement, and the Parties further agree that such remedies of preventive relief may be exercised by any Party irrespective of the occurrence of actual or imminent direct damage.

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13.10.7	The Confidential Information shall remain the property, beneficial title and/or use of the Disclosing Party, and the Disclosing Party may demand the return thereof at any time upon giving written notice to the Receiving Party. Within thirty (30) Business Days of receipt of such notice, the Receiving Party shall return all of the original Confidential Information and shall destroy all copies and reproductions (written, electronic and backup information) in its possession and in the possession of persons to whom it was disclosed pursuant to the terms of this Section 13.10.

13.10.8	The provisions of this Section 13.10 shall remain effective, in force and binding upon the Parties for a period of 1 (one) year after termination of this Agreement.

13.10.9	The confidentiality provisions in this Section 13.10 supersede, cancel and replace the confidentiality rights, obligations, terms and conditions entered into by and between the Parties or any Affiliates of the Parties prior to the execution of this Agreement, which shall be deemed terminated except for any breach of any obligation contained therein which may have occurred prior to the execution hereof and under the validity of any such previous confidentiality arrangements.

13.11	No public release, announcement or other form of publicity concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior consent of the other Party, which consent shall not be unreasonably withheld.

13.12	This Agreement is not intended, nor should anything herein be construed, to create a relationship of partners, principal and agent, employer and employee, or other fiduciary relationship among the Parties, except as expressly provided herein. Except as expressly provided herein, no Party shall have any authority to represent or to bind the other Party in any manner whatsoever, and each Party shall be solely responsible and liable for its own acts.

13.13	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

N WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above mentioned.

For and on behalf of

AMYRIS, INC

/s/ John Melo

Authorized signatory

Name:

/s/ Gustavo Bezerra Tenorio

Witness

Name: GUSTAVO BEZERRA TENORIO

For and on behalf of

AMYRIS BROTAS FERMENTAÇÃO DE PERFORMANCE LTDA.

/s/ Eduardo L. Silveira

Authorized signatory

Name: EDUARDO L. SILVEIRA

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/s/ Giani Ming Valent

Witness

Name: GIANI MING VALENT

For and on behalf of

RAÍZEN ENERGIA S.A.

/s/ Antonio Simões_

Authorized signatory

Name: ANTONIO SIMÕES

/s/ Raphaela Gomes

Authorized signatory

Name: RAPHAELA GOMES

/s/ Diogo Simoes

Witness

Name: DIOGO SIMOES

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